November 9 2007

Gary Cannon, Secretary
Naturade Inc.
2099 S. State College Boulevard, Suite 210
Anaheim, CA 92806

Dear Gary,

I hereby resign my position as CEO of Naturade Inc. effective immediately.

Yours sincerely,

Richard L Munro

27481 Ganso Avenue, Mission Viejo, CA 92691-3646 USA